Exhibit 10.2

Uni-Pixel, Inc.

8708 Technology Forest Pl., Suite 100

The Woodlands, TX 77381

, 2010

Mr./Mrs.

Re:  Stock Option Letter

Uni-Pixel, Inc. is proud to offer you the following stock options as follows from our 2010 Stock Incentive Plan:

Stock Options

                  incentive stock options of Uni-Pixel, Inc. at $        per share which shall vest 25% immediately on                 , 25% on the one year anniversary of the date of grant, 25% on the two year anniversary of the date of grant, and 25% on the three year anniversary of the date of grant. The term of the Employment Option will be 10 years from the date of grant. Upon termination or resignation of your employment, your will have          months to exercise your vested but unexercised options.

Effective (“Start”) Date

Sincerely,

Reed Killion, CEO

Agreed and accepted as of this        day of